Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of General Finance Corporation on Form S-8 of our report dated September 28, 2009 on the  consolidated financial statements of General Finance Corporation, which report appears in the Annual Report on Form 10-K of General Finance Corporation for the fiscal year ended June 30, 2009.

/s/ Crowe Horwath LLP
Sherman Oaks, California
December 11, 2009